EXHIBIT 3.178

BRANDYWINE ONE RODNEY SQUARE LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

                    THIS AGREEMENT (this “Agreement”) is entered into as of this 14th day of April, 2005 by and between Brandywine Midatlantic LP, a Delaware limited partnership (f/k/a The Rubenstein Company, L.P.) (“BMLP”), the only admitted member of Brandywine One Rodney Square LLC, a Delaware limited liability company (f/k/a TRC One Rodney Square, L.L.C.) (the “Company”), and the Company.  This Agreement amends and restates in its entirety the Company’s Limited Liability Company Agreement dated September 7, 2001 by and between BMLP and the Company.

          1.       Organization.  The Company is an existing Delaware limited liability company originally formed and organized on August 14, 2001 pursuant to the provisions of the Delaware Limited Liability Company Act.

          2.       Purpose.  The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

          3.       Term.  The term of the Company shall continue until terminated by BMLP, at which time BMLP shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

          4.       Principal Place of Business.  The Company’s principal place of business in the State of Delaware shall be such place as BMLP, in its discretion, shall determine.

          5.       Management.  The Company shall be managed by BMLP.  BMLP hereby designates as its agents, in the capacities set forth herein, the following individuals: Gerard H. Sweeney, as President and Chief Executive Officer, Christopher P. Marr, as Senior Vice President and Chief Financial Officer, and Brad A. Molotsky, as Senior Vice President, General Counsel and Secretary (the “Individuals”).  While serving in such capacities, the Individuals shall have active management of the operations of the Company, including, without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of BMLP, and shall make such reports of the affairs of the Company to BMLP as BMLP may require.  Such designation by BMLP shall not cause any member to cease to be a member of the Company, nor shall such designation be deemed to confer member status, rights or interests upon the Individuals.  Such designation notwithstanding, BMLP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace any Individual as its agent.

          6.       Limitation of Liability.  No person designated pursuant to this Agreement as authorized to act on behalf of the Company shall be liable, responsible or accountable, in damages or otherwise, to any member of the Company or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          7.       Additional Members.  Additional members shall be admitted only upon the written agreement of BMLP.  The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BMLP.

          8.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

[Signature Page to Follow]

                    IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE MIDATLANTIC LP

By:	Brandywine Midatlantic LLC, a Delaware limited liability company, its general partner

	By:	Brandywine Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney Title: President & CEO